Exhibit 99.1

CAI International, Inc. Reports Results for the Fourth Quarter and Full Year of 2016

SAN FRANCISCO--(BUSINESS WIRE)--February 14, 2017--CAI International, Inc. (CAI) (NYSE:CAI), one of the world’s leading transportation finance and logistics companies, today reported results for the fourth quarter and full year of 2016.

Highlights

  CAI reported revenue for the fourth quarter of 2016 of $77.3 million, an increase of $11.6 million compared to the fourth quarter of 2015. The increase in revenue was primarily due to acquisitions made by our logistics business in 2016. Lease-related revenue for the fourth quarter of 2016 was $57.5 million, compared to $59.7 million in the fourth quarter of 2015. Lease-related revenue for the full year decreased 2% to $232.8 million.
  Net income attributable to CAI common stockholders for the fourth quarter of 2016 was $0.7 million, or $0.04 per fully diluted share. Included in the fourth quarter results is a $2.8 million credit as a result of adjusting the Company’s contingent consideration. Excluding this credit, adjusted net loss attributable to CAI common stockholders was $1.7 million, or $0.09 per fully diluted share, a decrease of $12.2 million compared to the adjusted net income attributable to CAI common stockholders for the fourth quarter of 2015.1
  Net income attributable to CAI common stockholders for the year ended December 31, 2016 was $6.1 million, or $0.32 per fully diluted share. Adjusted net income attributable to CAI common stockholders for the year ended December 31, 2016 was $8.8 million or $0.46 per fully diluted share, a decrease of $41.4 million compared to 2015.1
  Average container utilization for our owned fleet during the fourth quarter of 2016 was 94.3% (on a CEU basis) compared to 91.9% for the fourth quarter of 2015, and 94.0% for the third quarter of 2016. On February 14, 2017 owned container utilization was 95.6%.
  Average railcar utilization during the fourth quarter of 2016 was 95.0% compared to 97.6% for the fourth quarter of 2015, and 96.2% for the third quarter of 2016.
  During the fourth quarter of 2016, CAI increased the number of railcars in its fleet to 6,459, with the delivery of 326 new railcars for $34.4 million.

Revenue for the fourth quarter of 2016 was $77.3 million, compared to $65.7 million for the fourth quarter of 2015, an increase of 18%. Revenue from CAI’s railcar assets increased over the same period by $2.4 million to $8.0 million as a result of growth in the railcar fleet, whereas revenue from the container leasing business decreased by $4.3 million to $48.9 million, reflecting $1.8 million of lost revenue from the previously reported bankruptcy of Hanjin, as well as a decrease in the size of the owned container fleet and a reduction in lease rates during the period. Management fee revenue for the fourth quarter of 2016 was $0.5 million, a decrease of $0.3 million, compared to the fourth quarter of 2015, primarily due to the decrease in size of the managed fleet. Logistics revenue for the fourth quarter of 2016 was $19.8 million, compared to $6.0 million for the fourth quarter of 2015, primarily arising from our acquisitions during the past twelve months.

Net income attributable to CAI common stockholders for the fourth quarter of 2016 was $0.7 million, or $0.04 per fully diluted share, compared to a net loss of $12.6 million, or $0.62 per fully diluted share, for the fourth quarter of 2015.

Net income attributable to CAI common stockholders for the year ended December 31, 2016 was $6.1 million, or $0.32 per fully diluted share, compared to $26.6 million, or $1.27 per fully diluted share, for the year ended December 31, 2015.

Victor Garcia, President and Chief Executive Officer of CAI, commented, “Our financial results for the quarter and year reflect the impact of the weak economic environment over the past several months. However, we have continued to see improvement in the underlying fundamental trends in the business. One of our primary objectives has been to reposition idle container equipment for sale or lease. As a result, a significant factor in this quarter’s results is the $4.7 million loss on equipment sales and the incentives we have provided to reposition containers. These costs decreased during the latter half of the fourth quarter and we expect that trend to continue into 2017 as we have been increasing sale prices across the network and have a much-reduced level of inventory, particularly in low demand locations.

“We expect our focus on eliminating idle assets and increasing utilization will benefit our results in the coming quarters. Our utilization of owned equipment has increased from 93.9% at the end of the third quarter, to 95.6% today. We have reduced our idle fleet by over 50% from the peak in the first quarter of 2016. With current trends and commitments for lease and sale, we expect our utilization to increase further to 97% to 98% in the coming months. We expect to have the benefit of increased revenue, lower operating costs and better results on the sale of equipment. Our storage cost in December decreased by over 40% compared to the peak in the first quarter of 2016 and we expect that monthly amount to decline further in each of the coming months as utilization increases, leading to significant annualized cost savings. We also expect repositioning costs to reduce in the coming months, as sales volumes decrease from their peak in the fourth quarter of 2016.

“Many of the underlying trends that negatively affected the container industry have reversed over the past three quarters. Container prices have increased 60% from the low levels experienced in early 2016 and currently stand at around $2,100 for a 20ft container. Per diem rates on new and depot equipment have doubled as demand for equipment has strengthened along with the increase in utilization and new container prices. These positive trends are expected to reduce the pressure on renewal rates on expiring contracts. We believe that the tightness of the market and improved rate environment will continue over the coming months, particularly if, as expected, some container factories close for several weeks in the second quarter to retool for the changeover to waterborne paint production. The changeover is occurring during the period in time when demand for container production begins to increase, which could create a significant, though temporary, shortage of equipment.”

Mr. Garcia continued, “The rail market remains very challenging but we see some improving fundamental trends. We believe production capacity for new railcars is being significantly reduced and there is limited incremental ordering of equipment. Rail velocity, which is an important factor in rail car demand, has also slowed due to weather related issues and from improving energy related traffic, including coal shipments. The level of inquiry for our equipment has increased over the past few weeks. During the fourth quarter we leased out 200 railcars and we are focused on placing the equipment we have on order on attractive leases. The utilization of our railcar fleet remained strong at 95% for the quarter and most of our railcars remain under long term leases that are expected to provide steady revenue and earnings over the coming quarters.

“During the quarter, our logistics business faced a challenging market environment due to the slow growth of the U.S. economy and low freight rates by shipping lines. As a result, the peak season freight demand has been limited and competition has remained strong. However, we are making steady progress in growing each of our logistics services and cross-marketing opportunities amongst our companies. We continue to see our logistics capabilities as providing us a competitive advantage in increasing our asset utilization and returns.”

Mr. Garcia concluded, “We are excited about how we are positioned for what we foresee as an improving market. We have a lot of momentum in our utilization and expect improvements in our financial results. Based on the ongoing congestion and capacity issues we are encountering in many depot locations around the world, we believe we are in a relatively better position in reducing idle equipment as compared to the industry as a whole. We will remain disciplined in looking at new investment to achieve attractive returns and remain focused on enhancing our overall cash flow.”

1 Refer to the Reconciliation of GAAP Amounts and Non-GAAP Amounts set out below.

CAI International, Inc.
Consolidated Balance Sheets
(In thousands, except share information)
(UNAUDITED)

	December 31,	December 31,
	2016	2015
Assets
Current assets
Cash	$15,685	$17,447
Cash held by variable interest entities	30,449	35,106
Accounts receivable, net of allowance for doubtful accounts of $1,340 and $548 at December 31, 2016 and December 31, 2015, respectively	63,745	55,284
Current portion of direct finance leases	19,959	21,158
Prepaid expenses and other current assets	5,315	2,155
Total current assets	135,153	131,150
Restricted cash	6,192	7,212
Rental equipment, net of accumulated depreciation of $421,153 and $349,810 at December 31, 2016 and December 31, 2015, respectively	1,806,940	1,748,211
Net investment in direct finance leases	80,582	82,210
Goodwill	15,794	2,905
Intangible assets, net of accumulated amortization of $2,681 and $1,237 at December 31, 2016 and December 31, 2015, respectively	9,691	1,223
Furniture, fixtures and equipment, net of accumulated depreciation of $2,833 and $2,027 at December 31, 2016 and December 31, 2015, respectively	550	674
Other non-current assets	962	-
Total assets	$2,055,864	$1,973,585

Liabilities and Stockholders' Equity
Current liabilities
Accounts payable	$13,804	$11,962
Accrued expenses and other current liabilities	9,959	4,813
Due to container investors	6,746	5,801
Unearned revenue	10,944	11,990
Current portion of debt	95,527	169,249
Rental equipment payable	25,207	10,901
Total current liabilities	162,187	214,716
Debt	1,380,499	1,250,560
Deferred income tax liability	53,436	48,204
Other long term liabilities	2,121	-
Total liabilities	1,598,243	1,513,480

Stockholders' equity
Common stock: par value $.0001 per share; authorized 84,000,000 shares; issued and outstanding 19,057,217 and 20,132,706 shares at December 31, 2016 and December 31, 2015, respectively	2	2
Additional paid-in capital	141,058	148,523
Accumulated other comprehensive loss	(8,132)	(7,922)
Retained earnings	324,693	318,579
Total CAI stockholders' equity	457,621	459,182
Non-controlling interest	-	923
Total stockholders' equity	457,621	460,105
Total liabilities and stockholders' equity	$2,055,864	$1,973,585

CAI International, Inc.
Consolidated Statements of Income
(In thousands, except per share data)
(UNAUDITED)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2016	2015	2016	2015
Revenue
Container lease income	$48,916	$53,231	$200,186	$217,505
Rail lease income	8,028	5,663	30,490	17,433
Logistics revenue	19,793	6,028	61,536	11,502
Management fee revenue	537	770	2,142	3,227
Total revenue	77,274	65,692	294,354	249,667

Operating expenses
Depreciation of rental equipment	26,968	47,683	104,369	113,590
Storage, handling and other expenses	9,264	8,357	36,440	30,194
Logistics transportation costs	16,853	5,284	51,980	10,172
Loss on sale of used rental equipment	4,721	891	12,671	654
Administrative expenses	6,928	6,077	35,678	27,617
Total operating expenses	64,734	68,292	241,138	182,227

Operating income (loss)	12,540	(2,600)	53,216	67,440

Other expenses
Net interest expense	11,219	9,290	42,754	36,271
Other expense	247	121	654	182
Total other expenses	11,466	9,411	43,408	36,453

Net income (loss) before income taxes and
non-controlling interest	1,074	(12,011)	9,808	30,987
Income tax expense	337	581	3,657	4,252

Net income (loss)	737	(12,592)	6,151	26,735
Net income attributable to non-controlling interest	-	38	37	134
Net income (loss) attributable to CAI
common stockholders	$737	$(12,630)	$6,114	$26,601

Net income (loss) per share attributable to
CAI common stockholders
Basic	$0.04	$(0.63)	$0.32	$1.28
Diluted	$0.04	$(0.62)	$0.32	$1.27

Weighted average shares outstanding
Basic	18,992	20,163	19,318	20,773
Diluted	19,081	20,271	19,393	20,988

CAI International, Inc.
Consolidated Statements of Cash Flows
(In thousands, except per share data)
(UNAUDITED)

	Year Ended December 31,
	2016	2015
Cash flows from operating activities
Net income	$6,151	$26,735
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	104,728	114,003
Amortization of debt issuance costs	2,975	2,943
Amortization of intangible assets	1,443	232
Stock-based compensation expense	1,732	1,915
Reduction in contingent consideration	(3,789)	-
Unrealized loss on foreign exchange	276	251
Loss on sale of used rental equipment	12,671	654
Loss on disposal of subsidiary	146	-
Deferred income taxes	2,770	4,967
Bad debt expense	3,151	448
Changes in other operating assets and liabilities:
Accounts receivable	(3,247)	4,733
Prepaid expenses and other assets	(2,691)	(81)
Accounts payable, accrued expenses and other current liabilities	1,753	(3,654)
Due to container investors	945	(7,183)
Unearned revenue	(1,784)	1,406
Net cash provided by operating activities	127,230	147,369
Cash flows from investing activities
Purchase of rental equipment	(250,587)	(389,331)
Acquisitions, net of cash acquired	(15,599)	(4,100)
Net proceeds from sale of used rental equipment	66,073	66,150
Disposal of subsidiary, net of cash disposed of	(460)	-
Purchase of furniture, fixtures and equipment	(82)	(83)
Receipt of principal payments from direct financing leases	21,081	22,116
Net cash used in investing activities	(179,574)	(305,248)
Cash flows from financing activities
Proceeds from debt	552,540	748,731
Principal payments on debt	(496,270)	(581,739)
Debt issuance costs	(1,515)	(3,226)
Decrease in restricted cash	1,020	1,020
Repurchase of stock	(9,176)	(12,997)
Exercise of stock options	-	4,744
Excess tax benefit from share-based compensation awards	-	3
Net cash provided by financing activities	46,599	156,536
Effect on cash of foreign currency translation	(674)	75
Net decrease in cash	(6,419)	(1,268)
Cash at beginning of the period	52,553	53,821
Cash at end of the period	$46,134	$52,553

CAI International, Inc.
Fleet Data
(UNAUDITED)

			As of December 31,
			2016	2015

Owned container fleet in TEUs			921,694	984,085
Managed container fleet in TEUs			162,582	198,093
Total container fleet in TEUs			1,084,276	1,182,178

Owned container fleet in CEUs			1,014,078	1,029,117
Managed container fleet in CEUs			146,258	177,958
Total container fleet in CEUs			1,160,336	1,207,075

Owned railcar fleet in units			6,459	5,096

	Three Months Ended		Year Ended
	December 31,		December 31,
	2016	2015	2016	2015
Average Utilization
Container fleet utilization in CEUs	93.8%	91.1%	92.8%	92.5%
Owned container fleet utilization in CEUs	94.3%	91.9%	93.5%	93.4%
Railcar fleet utilization in units	95.0%	97.6%	95.7%	96.1%

			As of December 31,
			2016	2015
Period Ending Utilization
Container fleet utilization in CEUs			94.9%	90.7%
Owned container fleet utilization in CEUs			95.2%	91.6%
Railcar fleet utilization in units			93.3%	96.2%
Utilization is computed by dividing total units on lease in CEUs (cost equivalent units), by the total units in our fleet in CEUs, excluding new units not yet leased and off-hire units designated for sale. CEU is a ratio used to convert the actual number of containers in our fleet to a figure based on the relative purchase prices of our various equipment types to that of a standard 20 foot dry van container. For example, the CEU ratio for a standard 40 foot dry van container is 1.6, and a 40 foot high cube container is 1.7.

Reconciliation of GAAP Amounts to Non-GAAP Amounts
(In thousands, except per share data)
(UNAUDITED)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2016	2015	2016	2015
Net income (loss) attributable to CAI common stockholders	$737	$(12,630)	$6,114	$26,601
Non-recurring write-off of accounts receivable from bankrupt customer	-	-	2,530	-
Non-recurring estimate of irrecoverable equipment from bankrupt customer, net of insurance	-	-	2,000	-
Tax effect of non-recurring costs related to bankrupt customer	-	-	(75)	-
Adjustment to contingent consideration	(2,789)	-	(3,789)	-
Tax effect of adjustment to contingent consideration	355	-	695	-
Non-recurring tax charge related to the sale of a subsidiary	-	-	1,360	-
Impairment of rental equipment	-	24,481	-	24,481
Tax effect of impairment of rental equipment	-	(1,385)	-	(1,385)
Non-recurring container management charge	-	-	-	828
Tax effect of non-recurring management charge	-	-	-	(298)
Adjusted net (loss) income attributable to CAI common stockholders	$(1,697)	$10,466	$8,835	$50,227

Diluted net income (loss) per share attributable to CAI common stockholders	$0.04	$(0.62)	$0.32	$1.27
Diluted adjusted net (loss) income per share attributable to CAI common stockholders	$(0.09)	$0.52	$0.46	$2.39

Weighted average number of common shares used to calculate (in thousands)
Diluted net income (loss) per share and diluted adjusted net (loss) income per share attributable to CAI common stockholders	19,081	20,271	19,393	20,988

Conference Call

A conference call to discuss the financial results for the fourth quarter of 2016 will be held on Tuesday, February 14, 2017 at 5:00 p.m. ET. The dial-in number for the teleconference is 1-888-398-8098; outside of the U.S., call 1-707-287-9363. The call may be accessed live over the internet (listen only) under the “Investors” tab of CAI’s website, www.capps.com, by selecting “Q4 2017 Earnings Conference Call.” A webcast replay will be available for 30 days on the “Investors” tab of our website.

Use of Non-GAAP Financial Measures

This press release contains non-GAAP financial measures, and includes net income and earnings per share adjusted to reflect the impact of a non-recurring write-off of accounts receivable from a bankrupt customer, a non-recurring estimate of irrecoverable equipment from a bankrupt customer, tax effect of non-recurring costs related to a bankrupt customer, additional depreciation expense caused by a decrease in container residual values and related tax effect, adjustment to contingent consideration and related tax effect, a non-recurring tax charge related to the sale of a subsidiary, and a non-recurring container management charge and related tax effect. These measures are not in accordance with, or an alternative for, generally accepted accounting principles, or GAAP, and may be different from non-GAAP financial measures used by other companies. We believe the presentation of non-GAAP financial measures provides useful information to management and investors regarding various financial and business trends relating to our financial condition and results of operations, and that when GAAP financial measures are viewed in conjunction with non-GAAP financial measures, investors are provided with a more meaningful understanding of our ongoing operating performance. Non-GAAP financial measures are not intended to be considered in isolation or as a substitute for GAAP financial measures. To the extent this release contains historical non-GAAP financial measures, we have also provided a reconciliation to the corresponding GAAP financial measures for comparative purposes.

About CAI International, Inc.

CAI is one of the world’s leading transportation finance and logistics companies. As of December 31, 2016, CAI operated a worldwide fleet of approximately 1.2 million CEUs of containers, and owned a fleet of 6,459 railcars that it leases within North America. CAI operates through 23 offices located in 13 countries including the United States.

Forward-Looking Statements

This press release contains forward-looking statements regarding future events and the future performance of CAI, including but not limited to, the statements regarding management's business outlook on the container leasing business, management's outlook for growth of CAI’s railcar leasing investments and the outlook, benefits and synergies expected from the acquisitions of ClearPointt, Challenger and Hybrid. These statements and others herein are forward-looking statements within the meaning of the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934 and involve risks and uncertainties that could cause actual results of operations and other performance measures to differ materially from current expectations including, but not limited to, utilization rates, expected economic conditions, expected growth of international trade, availability of credit on commercially favorable terms or at all, customer demand, container investment levels, container prices, lease rates, increased competition, volatility in exchange rates, growth in world trade and world container trade, the ability of CAI to convert letters of intent with its customers to binding contracts, potential to sell CAI’s securities to the public and others.

CAI refers you to the documents that it has filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2015, its Quarterly Reports on Form 10-Q and its Current Reports on Form 8-K. These documents contain additional important factors that could cause actual results to differ from current expectations and from forward-looking statements contained in this press release. Furthermore, CAI is under no obligation to (and expressly disclaims any such obligation to) update or alter any of the forward-looking statements contained in this press release whether as a result of new information, future events or otherwise, unless required by law.

CONTACT:
CAI International, Inc.
Tim Page, 415-788-0100
Chief Financial Officer
tpage@capps.com